UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant     ☒
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☐	Preliminary Consent Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12

ANHEUSER-BUSCH COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

INBEV S.A.

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:

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On June 26, 2008 InBev S.A. issued the following press release:

InBev Is Committed To Bring About Proposed
Combination with Anheuser-Busch
•	Fully committed financing for offer of $65 per share

•	Strong preference to achieve a friendly combination

•	Filing for declaratory ruling in Delaware
InBev (Euronext: INB) said today that it remains committed to its proposed combination with Anheuser-Busch, Inc. (NYSE: BUD) and its offer of $65 per-share in cash for all of the outstanding common shares of the company, representing an immediate premium of 35% over the unaffected price of the shares.
InBev’s strong preference is to enter into a constructive dialogue with Anheuser-Busch to achieve a friendly combination that comprehensively addresses the interests of all constituents. At the same time, the Company is also seeking a declaratory ruling in Delaware regarding alternative routes to progress the combination to ensure that Anheuser-Busch shareholders preserve their voice in the process.
InBev stated further that it filed suit in Delaware Chancery Court seeking a judgment to confirm that shareholders acting by written consent may under Delaware law remove without cause all thirteen of the present Anheuser-Busch directors, including the five elected in 2006. Under the Charter of Anheuser-Busch and as a matter of Delaware law, it is clear that the eight directors elected after 2006 are subject to removal without cause through the written consent procedure; the filing seeks to confirm that, as InBev strongly believes, the directors elected in 2006 are also now subject to removal through that same mechanism.
Information for Employees, Wholesalers and Communities is available at www.globalbeerleader.com or www.inbev.com.
Dutch and French versions of this press release will be posted on InBev.com

About InBev
InBev is a publicly traded company (Euronext: INB) based in Leuven, Belgium. The company’s origins date back to 1366, and today, it is the leading global brewer. As a true consumer-centric, sales driven company, InBev manages a carefully segmented portfolio of more than 200 brands. This includes true beer icons with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89 000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue. For further information visit www.InBev.com

Contact information

Marianne Amssoms	Philip Ludwig
Vice President Global External Communications	Vice President Investor Relations
Tel: +32-16-27-67-11	Tel: +32-16-27-62-43
Fax: +32-16-50-67-11	Fax: +32-16-50-62-43
E-mail: marianne.amssoms@inbev.com	E-mail: philip.ludwig@inbev.com

Steven Lipin/Nina Devlin
Brunswick Group
+1-212-333-3810

Rebecca Shelley/Laura Cummings
Brunswick Group
+44 20 7404 5959
This report contains certain forward-looking statements reflecting the current views of the management of InBev with respect to, among other things, the potential benefits of a transaction with Anheuser-Busch or the timing thereof. InBev’s strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits. These statements involve risks and uncertainties. The ability of InBev to achieve these benefits, objectives and targets is dependent on many factors which are outside of management’s control. In some cases, words such as “believe”, “intend”, “expect”, “anticipate”, “plan”, “target”, “will” and similar expressions to identify forward-looking statements are used. All statements other than statements of historical facts are forward-looking statements. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect InBev’s current expectations and assumptions as to future events and circumstances that may not prove accurate. The actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including whether the transaction receives the support of Anheuser-Busch. InBev cannot assure you that the future results, level of activity, performance or achievements of InBev will meet the expectations reflected in the forward-looking statements.
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IMPORTANT INFORMATION
This communication is not a substitute for any solicitation statement and other related documents InBev S.A. (“InBev”) would file with the Securities and Exchange Commission (the “SEC”) if an agreement between InBev and Anheuser-Busch Companies, Inc. (“Anheuser-Busch”) is reached or for any other documents which InBev may file with the SEC and send to Anheuser-Busch stockholders in connection with the proposed transaction between InBev and Anheuser-Busch or any consent solicitation of the stockholders of Anheuser-Busch.
INVESTORS AND SECURITY HOLDERS OF ANHEUSER-BUSCH ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION OR ANY CONSENT SOLICITATION OF THE STOCKHOLDERS OF ANHEUSER-BUSCH.
Investors and security holders will be able to obtain free copies of any documents filed with the SEC by InBev through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to InBev’s proxy and/or consent solicitor, Innisfree M&A Incorporated at (212) 750-5833.
InBev and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies and/or consents in respect of the proposed transaction or any consent solicitation of the stockholders of Anheuser-Busch. Information regarding InBev’s directors and executive officers is available in its Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Other information regarding the participants in a proxy and/or consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy and/or consent solicitation statement to be filed by InBev with the SEC.